CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in this registration statement on Form SB-2 dated September 14, 2003 of our report dated May 20, 2003, relating to the financial statements of Capital Tech, Inc. as of December 31, 2002 and to the reference to our firm under the caption EXPERTS in the registration statement.




James E. Scheifley & Associates, P.C.
Certified Public Accountants
September 14, 2003
Dillon, Colorado